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Monday March 22, 1:55  Eastern Time





Company Press Release

SOURCE: Systems & Computer Technology Corporation



Systems & Computer Technology
Corporation Announces Adoption of Shareholder Rights Plan

MALVERN, Pa., March 22/PRNewswire/ -- The Board of Directors of Systems & Computer Technology Corporation (Nasdaq: SCTC-news) has adopted a Shareholder Rights Plan pursuant to which the Company will distribute one Preferred Share Purchase Right (at an exercise price of $ 100) for each outstanding share of SCT common stock. The Rights will be exercisable only if a person or group acquires 15% or more of SCT common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. SCT will be entitled to redeem the Rights at one cent per Right during a specified period of time after public announcement that any person or group has acquired 15% or more of the Company's Common Stock.

The Rights are not being distributed in response to any specific effort to acquire control of the Company, and the Board is not aware of any such effort. The Rights are not intended to prevent a takeover which is in the best interests of all the stockholders, but are designed to assure that all SCT stockholders realize the long-term value of their investment, receive fair and equal treatment, to guard against abusive tactics to gain control of the Company and to encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

The Rights will be distributed on April 16, 1999 to shareholders of record on April 9, 1999. Details of the Rights distribution are contained in a letter which is being mailed to all SCT stockholders.

SCT, headquartered in Malvern, PA, is a leading provider of client/server, mission-critical, enterprise software and a series of information technology services for higher education, manufacturing and distribution, government, and utilities. The company provides long-term information and technology solutions and is a recognized leader in outsourcing. SCT has approximately 3,600 employees and serves more than 2,500 clients worldwide. For more information, visit SCT's Web site at www.sctcorp.com.

SOURCE: Systems & Computer Technology Corporation

http://biz.yahoo.com    4/12/99